PROSPECTUS

                                  3,324,024 SHARES


                                   PETSMART, INC.


                                    COMMON STOCK

                                ___________________


     This Prospectus covers 3,324,024 shares (the "Shares") of the Common Stock, $.0001 par value ("Common Stock"), of PETsMART, Inc., a Delaware corporation ("PETsMART" or the "Company") that may be offered and issued by the Company from time to time in connection with the acquisition directly or indirectly by the Company of other businesses or properties or interests therein, and which may be reserved for issuance pursuant to, or offered and issued upon exercise or conversion of, warrants, options, convertible notes, or other similar instruments issued by the Company from time to time in connection with any such acquisitions.

     It is expected that the specific terms of any acquisition involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or properties or interests therein to be acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time the terms of the acquisition are agreed upon or at or about the time of delivery of shares or at such other time or for such period as may be agreed upon. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     With the consent of the Company, this Prospectus may also be used by persons who have received or will receive shares of Common Stock covered by this Prospectus and who may wish to sell such shares under circumstances requiring or making desirable its use. See "Resale of Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under this Registration Statement. The Company will not receive any proceeds from any such resale of shares. Expenses of this offering will be paid by the Company.

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "PETM." Application will be made to list these shares on the Nasdaq National Market. The last reported sales price of the Company's Common Stock on the Nasdaq National Market on May 1, 1998 was $12.37 per share.

                                ____________________

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 6.
                               _____________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY IS A
                                 CRIMINAL OFFENSE.

                                    May 4, 1998

                                AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also makes electronic filings publicly available on the Internet. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements, and other information regarding the Company that has been filed electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

                               ADDITIONAL INFORMATION

     A registration statement on Form S-4 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission under the Exchange Act (File No. 0-21888), are hereby incorporated by reference into this
Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1998, filed on April 16, 1998, including all material incorporated by reference therein; and

     (b) The description of the Common Stock contained in the Company's Current Report on Form 8-K dated June 21, 1996, and filed on or about September 10, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to: Investor Relations, PETsMART, Inc., 19601 North 27th Avenue, Phoenix, AZ 85027.


                                      2.

     The discussions in this Prospectus and the documents incorporated by reference herein contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein and in such incorporated documents. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" herein, as well as those discussed in the documents incorporated herein by reference.


                                       3.

                                   THE COMPANY

     PETsMART is the largest operator of superstores specializing in pet food, supplies and services in North America and the United Kingdom. On February 1, 1998, PETsMART operated 468 superstores, consisting of 372 superstores in the United States, 84 superstores in the United Kingdom and 12 superstores in Canada. PETsMART offers a complete assortment of pet products, at prices typically below those offered by supermarkets, mass merchandisers and traditional pet food and supply retailers, as well as a wide range of pet services. PETsMART's superstores utilize a hybrid retail-warehouse format that reinforces the image of warehouse shopping at discount prices, enhances merchandise presentation and provides a fun shopping experience for customers and their pets.


     The pet food, supplies and services business, fueled by growth in pet populations and the trend toward better pet care, generated U.S. sales of approximately $31 billion in 1996. According to recent estimates, approximately 58 million U.S. households, or over half of all U.S. households, own at least one pet and over half of pet-owning households own more than one pet. Pet food, primarily dog and cat food, represents the largest volume category of pet-related products, with 1996 U.S. sales estimated at approximately $9 billion. Of this amount, premium pet food accounted for approximately 25% of the total and has represented an increasing share of the pet food market in recent years. U.S. sales of pet supplies were approximately $3.3 billion in 1996. In addition, 1996 U.S. sales of pet services, which include veterinary services, grooming, boarding and obedience training, were estimated at approximately $11 billion. The Company estimates that U.S. sales of equine food, tack, riding apparel and related supplies and equipment were approximately $8 billion in 1996.

     The Company's U.S. prototype superstore carries approximately 12,000 pet-related items. PETsMART sells an extensive selection of pet food and treats, including premium labels such as Science Diet and IAMS, other national brands such as Purina, Alpo and Friskies, as well as PETsMART's own corporate brands. PETsMART is the largest volume retailer in the world of premium pet foods. PETsMART also offers a broad assortment of pet supplies including collars, leashes, health and beauty aids, shampoos, medications, toys, animal carriers, dog houses, cat furniture and equestrian supplies. In addition to pet food and supplies, PETsMART sells fresh water tropical fish and, in certain superstores, domestically bred birds, small animals and reptiles.

     Unlike its principal competitors, PETsMART offers a wide range of services for the pet owner, including on-site veterinary care and grooming in most superstores, obedience classes and the Luv-A-Pet adoption program for dogs and cats. At February 1, 1998, veterinary clinics were operating in 213 PETsMART stores in North America. Veterinary clinics operated in PETsMART stores generally offer routine examinations and vaccinations, dental care, pharmacy and most surgical procedures. The Company's prototype 2,000 square foot in-store clinic provides state-of-the-art operating and examining rooms, as well as on-site X-ray machines and blood diagnostic equipment. These clinics offer customers more sophisticated services than traditional veterinary competitors typically provide. In addition, many PETsMART stores without these full-service veterinary clinics offer routine vaccination and wellness services.

     PETsMART's superstores are generally located in sites co-anchored by strong consumables-oriented retailers or other destination superstores, typically in or near major regional shopping centers. The Company's U.S. prototype superstore is 26,000 square feet in size. In addition, PETsMART is opening smaller 22,000 square foot superstores in Canada and 10,000 to 15,000 square foot superstores in the United Kingdom, in each case using store formats specifically adapted to meet the unique characteristics of those markets. PETsMART has also opened hybrid pet/equine megastores of up to 40,000 square feet to serve selected regional trade areas in the United States which have high rates of horse ownership. Finally, the Company is experimenting with a 20,000 square foot superstore to allow it to effectively access smaller communities in the United States. Of the Company's 372 superstores in the United States at February 1, 1998, 280 were 26,000 square foot prototype superstores.

     The Company believes that PETsMART Direct, the Company's catalog operation, is the leading direct-mail retailer of pet-related and equine products in North America. PETsMART Direct sells pet supplies through three catalogs: R.C. Steele, Pedigrees and Groomer Direct. PETsMART Direct also offers discount brand tack, riding apparel and equine supplies through four additional catalogs: State Line Tack Western, State Line Tack English, Wiese Equine Supply and National Bridle Shop. In fiscal 1997, PETsMART Direct circulated more than 37 million catalogs. PETsMART Direct's proprietary customer database currently contains the names of approximately 1.2 million customers who have made a purchase from PETsMART Direct catalogs within the past 24 months.


                                     4.

     PETsMART's store base has grown rapidly since the Company's inception in 1986 through the opening of new stores and through the acquisitions of The Weisheimer Companies, Inc. ("PETZAZZ") in March 1994, Petstuff, Inc. ("Petstuff") in June 1995, The Pet Food Giant, Inc. ("Pet Food Giant") in September 1995, and Pet City Holdings plc ("Pet City") in December 1996. The Company also acquired two leading catalog retailers, Sporting Dog Specialties, Inc. ("Sporting Dog") in May 1995 and State Line Tack, Inc. ("State Line Tack") in January 1996.

     The Company's principal executive offices are located at 19601 North 27th Avenue, Phoenix, Arizona 85027 and its telephone number is (602) 580-6100. The Company's home page on the World Wide Web, which contains store locations and other information about the Company, can be accessed at http://www.petsmart.com.


                                      5.

                                 RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK.

SUPERSTORE EXPANSION PLANS, MATURATION OF EXISTING SUPERSTORES AND DEPENDENCE ON PERFORMANCE OF SUPERSTORES

     PETsMART currently operates superstores in many of the major market areas of North America and the United Kingdom. In North America, the Company's current plans for fiscal 1998 include opening an aggregate of 50 superstores in existing markets and 25 superstores in new markets, of which 17 are considered to be single store markets. Additionally, the Company anticipates opening up to 20 superstores in the United Kingdom in fiscal 1998. It has been the Company's experience that superstores opened in existing markets may result in some cannibalization of the sales of other PETsMART superstores already in operation in those markets. In addition, as a result of the Company's rapid expansion in recent years, many of its superstores are still relatively immature. Approximately one-third of the Company's North America superstores have been opened since the beginning of fiscal 1996. As superstores reach maturity the rate of comparable store sales increases tends to decline. The Company believes these factors, and the negative effects of the inventory management difficulties which resulted in out-of-stock conditions and lost sales, as well as an ineffective advertising program during the first six months of fiscal 1997, have contributed to the decline in the rate of North American comparable store sales increases which it has reported in recent years. PETsMART's North American comparable store sales increases were 19.1% in fiscal 1994, 12.5% in fiscal 1995, 11.9% in fiscal 1996 and 4.6% in fiscal 1997. As a result of new store openings in existing markets and because mature superstores will represent an increasing proportion of the Company's store base over time, it is likely that the Company's comparable store sales increases will continue to be lower than historical levels. There can be no assurance that new or existing superstores will perform in accordance with historical patterns or current management expectations, or that any cannibalization of sales will not be greater than historical experience or current management expectations. Operating margins are also expected to be impacted by new superstore openings because of the recognition of preopening expenses and the lower sales volumes characteristic of immature stores. Compared to results achieved in other regions, the Company has experienced lower comparable store sales increases and levels of store contribution in certain North American geographic regions that it has recently entered. In addition, certain operating costs, particularly those related to occupancy, are expected to be higher than historical levels in some of these newly-entered geographic regions and tight labor markets in certain areas are expected to increase store personnel expenses more rapidly than historical trends. As a result of the expected slower overall rate of comparable store sales increases and the impact of these rising costs, the Company expects its store contribution and operating margins to continue to be lower than historical levels in future periods.

OPERATIONAL RESTRUCTURING AND INITIATIVES

     During fiscal 1997, the Company reported disappointing operating results due to a combination of reduced inventory levels, which led to out-of-stock conditions in certain key categories, and lost sales momentum as a result of the departure from the Company's historically more effective advertising programs. As a result, the Company has moved to implement a series of "Back to Basics" initiatives intended to refocus the Company and improve its financial performance. Additionally, the Company recorded restructuring expenses and a charge for merger and business integration costs aggregating $61.0 million (before tax benefits) in the second quarter of fiscal 1997. There can be no assurance that the Company's recent initiatives will be successful or that financial performance can be improved as a result of these efforts. Should these efforts prove unsuccessful, the Company may conclude that further restructuring and other actions are necessary in order to attempt to improve the Company's operating and financial performance. As such, additional restructuring and other costs may be incurred in future periods which would adversely affect financial performance.

NEW INFORMATION SYSTEM

     The Company's existing information systems are not fully integrated on a worldwide basis. PETsMART has completed the conceptual design of an integrated, worldwide information system which will feature a common set of applications, and is implementing the system in North America. The Company is currently negotiating with various vendors with respect to the hardware and software needs associated with this system. It is anticipated that


                                     6.

the development and implementation of the new system will require significant capital expenditures, operating expense and management effort to complete. There can be no assurance that the new system will be developed, tested and implemented on a timely basis, or at all, or that it will deliver the anticipated operational benefits in a reliable manner. Failure to complete the new system, or to do so on a timely basis, could materially adversely affect the Company's future operating results or its ability to expand. Costs of the new system will be expensed as incurred or capitalized and expensed in future periods. The new system will require significant financing, a portion of which was provided by the November 1997 Note offering. The Company estimates that its costs in connection with the development and implementation of the new system in North America, before giving consideration to any lease financing that may be available, will be up to $20 million annually through fiscal 2000. The Company believes that certain hardware and software components of the new system may be leased, although there can be no assurance that such lease financing will be available to the Company on acceptable terms. There also can be no assurance that the actual costs for the new system will not exceed current estimates or extend beyond fiscal year 2000. In the event that additional financing is required to complete the Company's new information system, there can be no assurance that such additional financing will be available to the Company on acceptable terms.

INTERNATIONAL OPERATIONS

     The Company entered the European market by acquiring Pet City in December 1996 and operated 84 superstores in the United Kingdom at February 1, 1998. The Company also recently entered the Canadian market, where it operated 12 superstores at February 1, 1998. Operating these businesses requires significant management and financial resources. In particular, international operations require coordination of geographically separate management organizations, the integration of personnel with disparate cultural and business backgrounds and an understanding of the relevant differences in the legal and regulatory environments. The Company had not previously operated stores outside of the United States and there can be no assurance that PETsMART will be able to do so successfully. As the Company's international operations expand, PETsMART's results will be increasingly affected by the risks of such activities, including fluctuations in currency exchange rates, changes in international regulatory requirements, country-specific labelling requirements and customer preferences, international staffing and employment issues, tariff and other trade barriers, the burden of complying with foreign laws, including tax laws, and political and economic instability and developments. Presently, the United Kingdom store expansion program is, and is anticipated to continue to be, financed in large part by North American operations and financing sources, including a portion of the proceeds of the November 1997 Note offering. There can be no assurance that the North American operations will continue to be able to provide funding for the opening of superstores in the United Kingdom or that adequate alternative sources of capital could be obtained on acceptable terms. The Company's credit facility contains covenants restricting the amounts invested in certain foreign subsidiaries, including Pet City.

LITIGATION

     On January 6, 1998 the Company and certain of its officers and directors were named as defendants in a securities class action lawsuit by a putative class of investors in PETsSMART securities. The lawsuit alleges, among other things, that the Company and its officers issued materially false financial statements about the Company's flea and tick product inventory, financial condition and results of operations. Subsequently, four additional securities class action lawsuits were filed in which the Company and certain of its officers and directors were named as defendants, with allegations substantially similar to the ones made in the first complaint. The Company believes that all five of these lawsuits will ultimately be consolidated into a single action. The Company believes the allegations contained in each complaint are without merit and the Company intends to vigorously defend itself against the claims.

     A former Pet City affiliate has retained counsel in the United States and made allegations claiming that the Company misled the shareholders of Pet City at the time of the acquisition of Pet City concerning PETsMART's business, finances and prospects. On September 30, 1997, shortly after the receipt of the allegations by PETsMART, Richard Northcott, the former Chairman of Pet City, resigned as a director of the Company. No litigation has been filed with respect to this matter, and the Company believes that the allegations are without merit. Nevertheless, there can be no assurance that one or more former Pet City affiliates will not initiate litigation seeking monetary damages or an equitable remedy.


                                     7.

     On March 28, 1998, a lawsuit was filed in federal court in the middle district of Florida entitled Cavucci et al. v. PETsMART, Inc. (Case No. 98-CV-340). This class-action complaint alleges unspecified damages based on various alleged violations of the Fair Labor Standards Act, including alleged failures to pay overtime premiums. The Company has begun its evaluation of this complaint and intends to respond on a timely basis.

GOVERNMENT REGULATION

     The Company is subject to laws governing its operation of veterinary clinics in its retail stores. Statutes and regulations in certain states or Canadian provinces or abroad affecting the ownership of veterinary practices or the operation of veterinary clinics within retail stores or the operation of superstores may impact the Company's ability to operate veterinary clinics within certain of its facilities.

     The laws of many states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While the Company seeks to structure its operations to comply with the corporate practice of veterinary medicine laws of each state in which it operates, there can be no assurance that, given varying and uncertain interpretations of such laws, the Company would be found to be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that the Company is in violation of applicable restrictions on the practice of veterinary medicine in any state in which it operates could require the Company to restructure its operations to comply with the requirements of such states.

EXPANSION PLANS

     PETsMART has expanded since its inception in 1986 to 372 superstores in the United States, 84 superstores in the United Kingdom and 12 superstores in Canada at February 1, 1998. In North America, the Company currently anticipates opening an additional 75 superstores in fiscal 1998 and 55 superstores in fiscal 1999. The Company also currently anticipates opening up to 20 new superstores annually in the United Kingdom. The Company's ability to open additional superstores is dependent on adequate sources of capital for leasehold improvements, fixtures and inventory, preopening expenses, the training and retention of skilled managers and personnel and other factors, some of which may be beyond the Company's control. Presently, the Company's store expansion plans are expected to be financed by cash flow from operations, lease financing, a portion of the proceeds from the November 1997 Note offering and borrowing capacity under the Credit Facility. To the extent the Company is unable to obtain adequate financing for new store growth on acceptable terms, the Company's ability to open new superstores will be negatively impacted. As a result, there can be no assurance that the Company will be able to achieve its current plans for the opening of new superstores. Any failure by PETsMART to expand its distribution capabilities or other internal systems or procedures as required could also adversely affect its ability to support its planned new store growth.

     While the Company has no present plans with respect to future acquisitions or disposition of assets, the Company may make additional acquisitions in the future. Future acquisitions by the Company, if any, could result in potentially dilutive issuances of securities, the incurrence of additional debt or contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's profitability. The Company's operating results also could be adversely affected if it is unable to successfully integrate any future acquisition into its operations.

     PETsMART routinely evaluates its strategic alternatives with respect to each of its superstores, the operations of PETsMART Direct and the Company's other operating assets and investments. In connection with such evaluation, the Company may elect to close superstores or to sell or otherwise dispose of selected assets or investments. There can be no assurance that any such future sale or disposition would be achieved on terms favorable to the Company. Additionally, the Company has announced its intention to close 33 U.S. superstores, including 31 of the smaller former Petstuff, Pet Food Giant and PETZAZZ superstores, and to replace 24 of them with 26,000 square foot prototype superstores. At February 1, 1998, 12 of these superstores had been closed and four replacement superstores had been opened.


                                      8.

RELIANCE ON VENDORS AND PRODUCT LINES

     PETsMART does not have any long-term supply contracts with any of its premium food or other product vendors. Sales of premium pet food for dogs and cats, such as Science Diet and IAMS, make up a significant portion of PETsMART's revenues. Currently, the major vendors of premium pet foods do not permit these products to be sold in supermarkets, warehouse clubs or through other mass merchandisers. The Company could be materially adversely affected were any of these vendors to make their products available in supermarkets or through mass merchandisers, or if the grocery brands currently available to such retailers were to gain market share at the expense of the premium brands sold only through specialty pet food and supply outlets.

     PETsMART's principal vendors currently provide it with certain incentives, such as trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives could have a material adverse effect on the Company.

     The Company purchases significant amounts of pet supplies from a number of vendors with limited supply capabilities. There can be no assurance that PETsMART's current pet supply vendors will be able to accommodate the Company's anticipated growth. PETsMART is continually seeking to expand its base of pet supply vendors and to identify new pet supply products. Additionally, the Company purchases significant amounts of pet supplies from vendors outside of the United States. There can be no assurance that the Company's overseas vendors will be able to satisfy PETsMART's requirements, including timeliness of delivery, acceptable product quality, packaging and labeling requirements, and other requirements of the Company. An inability of PETsMART's existing vendors to provide products in a timely or cost-effective manner could have a material adverse effect on the Company. While the Company believes its vendor relationships are satisfactory, any vendor could discontinue selling to the Company at any time.

COMPETITION

     The pet food and supply retailing industry is highly competitive. PETsMART competes with supermarkets, warehouse clubs and mass merchandisers, many of which are larger and have significantly greater resources than PETsMART. PETsMART also competes with a number of pet supply warehouse or specialty stores, smaller pet store chains and independent pet stores. The industry has become increasingly competitive due to the entrance of other specialty retailers into the pet food and supply market, some of which have developed store formats similar to PETsMART's. There can be no assurance that the Company will not face greater competition from these or other retailers in the future. In particular, if any of the Company's major competitors seek to gain or retain market share by reducing prices, the Company may reduce its prices in order to remain competitive, which could have a material adverse effect on the Company.

COMPETITION FOR KEY MANAGEMENT PERSONNEL

     The Company's success depends in significant part upon a smoothly functioning senior management team. During 1997, the Company's Chief Executive Officer and its Chief Financial Officer each left the Company. No severance payments were made to either the former Chief Executive Officer or the former Chief Financial Officer in connection with their respective departures. The former Chief Financial Officer, who resigned at the end of November 1997, received a nonstatutory stock option in December 1997 to purchase 50,000 shares of the Company's Common Stock. The option was granted in recognition of past services. The option has an exercise price of $7.1875 per share, and will vest 100% on the earlier of (i) December 5, 1999 or (ii) the conversion of the Company's entire $200,000,000 aggregate principal amount of 6-3/4% Convertible Subordinated Notes due 2004 (the "Notes") to Common Stock. The Chief Executive Officer was replaced on an interim basis by Samuel J. Parker, the Company's former Chief Executive Officer, and the Chief Financial Officer was replaced on an interim basis by C. Donald Dorsey, the Company's former Chief Financial Officer. In February 1998, the Company's Executive Vice President, Marketing, left the Company. In March 1998, Philip
L. Francis became President and Chief Executive Officer of the Company. Mr. Francis has been a member of the Company's Board of Directors since 1989. Also in March 1998, Neil T. Watanabe joined the Company as Executive Vice President and Chief Financial Officer. Competition for senior management personnel is intense and there can be no assurance that the Company can retain such personnel. The loss of a member of senior management requires the remaining executive officers to divert immediate and substantial attention to seeking a replacement. The inability to replace senior executive officers on a


                                     9.

timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

QUARTERLY AND SEASONAL FLUCTUATIONS

     The timing of new superstore openings may cause the Company's quarterly results of operations to fluctuate. In addition, the Company's business is subject to some seasonal fluctuation. PETsMART typically realizes a higher portion of its net sales and operating profit during the fourth fiscal quarter. In addition, sales of certain of the Company's products and services designed to address pet health needs, such as flea and tick problems, have been and are expected to continue to be negatively impacted by the introduction of alternative pharmaceutical treatments, as well as by variations in weather conditions. In addition, because PETsMART superstores typically draw customers from a large trade area, sales may be impacted by adverse weather or travel conditions.

ANTI-TAKEOVER MEASURES

     The PETsMART Restated Certificate of Incorporation, as amended (the "Restated Certificate") and the PETsMART By-laws include provisions that may delay, defer or prevent a change in management or control that holders of Notes or stockholders might consider to be in their best interests. These provisions include (i) a classified Board of Directors consisting of three classes, (ii) the ability of the Board of Directors to issue without stockholder approval up to 10,000,000 shares of preferred stock in one or more series with such rights, obligations, and preferences as the Board of Directors may determine, (iii) no right of stockholders to call special meetings of stockholders, (iv) no right of stockholders to act by written consent and (v) certain advance notice procedures for nominating candidates for election to the Board of Directors. In addition, the Restated Certificate requires a 66 2/3% vote of stockholders to (i) alter or amend the PETsMART By-laws, (ii) remove a director without cause, or (iii) alter, amend or repeal certain provisions of the Restated Certificate. The Restated Certificate does not permit cumulative voting. In August 1997, the Company's Board of Directors adopted a Share Purchase Rights Plan, commonly referred to as a "poison pill." The Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS

     Since the initial public offering of the Company's Common Stock in July 1993, the market value of the Company's Common Stock has been subject to significant fluctuation. The market price of the Common Stock may continue to be subject to significant fluctuations in response to operating results and other factors. During fiscal 1997, the price of the Company's Common Stock ranged from a high of $23.00 in the first quarter to a low of $6.00 in the fourth quarter. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

     PETsMART has never paid any cash dividends on its Common Stock. The Company currently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future. In addition, under the terms of the Credit Facility, the Company is prohibited from paying any cash dividends without prior bank approval.


                                     10.

                               USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock of the Company that may be offered and issued by the Company from time to time in connection with the acquisition of other businesses and properties and interests therein, and upon exercise or conversion of, warrants, options, convertible debentures, or other similar instruments issued by the Company from time to time in connection with any such acquisition. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings. When this Prospectus is used by a Selling Stockholder in a public reoffering or resale of Common Stock acquired pursuant to this Prospectus, the Company will not receive any proceeds from such sale by the Selling Stockholder.

                              DIVIDEND POLICY

     PETsMART has never paid any cash dividends on its Common Stock. The Company presently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future. In addition, the Company is prohibited from paying any cash dividends without prior bank approval under the terms of its bank credit facility.

              RESALE OF SECURITIES COVERED BY THIS PROSPECTUS

     This Prospectus, as appropriately amended or supplemented, may, with the consent of the Company, be used from time to time by persons who have received shares covered by the Registration Statement in acquisitions of business or properties or interests therein by the Company, or by their transferees (such persons being referred to herein as "Selling Shareholders") who wish to offer and sell the Shares in transactions in which they and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

     Agreements with Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required.

     The Company anticipates that resales of the Shares by a Selling Stockholder may be effected from time to time on the open market in ordinary brokerage transactions on the Nasdaq National Market, or such other security exchange on which the Common Stock may be listed, or in private transactions (which may involve crosses and block transactions). The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the National Association of Security Dealers, Inc. may be engaged to act as the Selling Stockholder's agent in the sale of the Shares by the Selling Stockholder and/or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser).

     Participating broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the Selling Stockholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholder. In addition or alternatively, shares may be sold by the Selling Stockholder, and/or by or through other broker-dealers in special offerings, exchange distributions, or secondary distributions. Broker-dealers who acquire shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq National Market or such other security exchange on which the Common Stock may be listed, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.


                                      11.

     Upon the Company's being notified by the Selling Stockholder that a particular offer to sell the Shares is made, if a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including (i) the name of each Selling Stockholder, (ii) the number of Shares involved, (iii) the price at which the Shares were sold, (iv) any participating brokers, dealers, agents or member firm involved, (v) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Stockholder, (vi) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vii) other facts material to the transaction.

     Shares may be sold directly by the Selling Stockholder or through agents designated by the Selling Stockholder from time to time. Unless otherwise indicated in a supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Selling Stockholder and any brokers, dealers, agents, member firm or others that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company may agree to indemnify the Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Agents may be entitled under agreements entered into with the Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     The Selling Stockholder will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all the expenses incident to this offering of the Common Stock by the Selling Stockholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                  EXPERTS

     The consolidated financial statements of PETsMART, Inc. as of February 1, 1998 and February 2, 1997 and for each of the three years in the period ended February 1, 1998 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K, except as they relate to State Line Tack, Inc. and subsidiaries ("State Line Tack") and Pet City Holdings Plc and subsidiaries ("Pet City"), have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to the financial statements of State Line Tack for the year ended December 31, 1995, not included separately herein, by Arthur Andersen LLP, and insofar as they relate to the financial statements of Pet City for the 52 weeks ended July 27, 1996, not included separately herein, by Grant Thornton, whose reports thereon are incorporated in this Prospectus by reference to the Company's Annual Report


                                     12.

on Form 10-K. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of said firms as experts in auditing and accounting.

     The consolidated statements of operations, stockholders' equity and cash flows of State Line Tack for the year ended December 31, 1995, not separately presented in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. Such financial statements, to the extent they have been included in the consolidated financial statements of PETsMART, Inc., have been so incorporated in reliance on their report given on the authority of said firm as experts in accounting and auditing.

     The consolidated statements of operations, shareholders' equity and cash flows of Pet City for the 52 weeks ended July 27, 1996, not separately presented in this Prospectus, have been audited by Grant Thornton, independent chartered accountants, whose report thereon is incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. Such financial statements, to the extent they have been included in the consolidated financial statements of PETsMART, Inc., have been so incorporated in reliance on their report given on the authority of said firm as experts in accounting and auditing.


                                      13.

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     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ______________


                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
Available Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain
Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Resale of Securities Covered by this Prospectus. . . . . . . . . . . . . . . . .   11
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                ______________


                               3,324,024 SHARES




                                PETSMART, INC.





                                 COMMON STOCK




                                ______________


                                  PROSPECTUS

                                ______________





                                 May 4, 1998



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